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                                                                     Exhibit 3.2

                                 REVISED BYLAWS

                             "TERRA NETWORKS, S.A."

           TITLE ONE - NAME, PURPOSE, CORPORATE HEADQUARTERS AND TERM

Article 1

The Company name is "Terra Networks, S.A." It shall be subject to these Bylaws, and any matters not defined or envisioned herein shall be governed by the Corporations Act (Ley de Sociedades Anonimas) and by other applicable legal provisions.

Article 2

The purpose of the Company shall be to set up activities and provide services in the fields of telecommunications, information and communication. Specifically, it may set up Internet and other network-related activities, including those related to access, to production, distribution and/or exhibition of its own or third-party content, portals, electronic commerce and any other activities that may exist in these fields in the future, all of which shall be aimed at meeting market needs.

The above activities may be set up either directly or in conjunction with other legal entities.

The Company may devote itself, without reservation or limitation of any kind, to any type of lawful business that directly or indirectly contributes to performing the activities included within the corporate purpose, as broadly defined under this article.

The named activities shall be carried out subject to applicable regulations for such endeavors, and after obtaining any required government or other licenses or authorizations.

All activities included under the corporate purpose may be set up both in Spain and abroad. The Company may initiate such activities either on its own or through acquiring interests in the activities of other companies having a comparable purpose, by aiding in the founding of such companies or creating or obtaining interests in their capital stock.
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Article 3

The corporate headquarters shall be located at Avda. Dos Castillas, 33; Edificio Atica 1; Pozuelo de Alarcon (Madrid, Spain).

The Company's Board of Directors may agree to set up branch offices, agencies or delegations, both in Spain and abroad, subject to any applicable legal requirements for such cases, and it may further decide to disband or to relocate them.

The Board of Directors may also decide to relocate the corporate offices within the same municipal area.

Article 4

The Company shall be set up for an indefinite term, and it shall commence operations on the date its incorporation papers are filed.

                      TITLE TWO - CAPITAL STOCK AND SHARES

Article 5

The capital stock totals three hundred eighty-nine million nine hundred ninety-one thousand one hundred and seventy (389,991,170) euros, and it is fully subscribed and paid in.

Article 6

The capital stock has been divided into 194,995,585 shares, each having a par value of two euros. The shares make up a single class and series and have each been entered into the account books.

All those who legitimately appear in the entries for the associated account ledgers shall be recognized as shareholders by the Company.

All shares shall confer the status of shareholder on their lawful owners, along with all the rights acknowledged under the Law and these Bylaws. The Company shall nonetheless be entitled to issue non-voting shares under the terms of the Law and subject to its restrictions and requirements.


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                         TITLE THREE - CORPORATE BODIES

Article 7

The General Meeting of Shareholders shall be the Company's supreme deliberating body, and it shall manifest the will of the corporation through decisions arrived at by majority vote in all areas that fall under its jurisdiction. The Board of Directors shall be in charge of managing and representing the Company, and it shall have the powers vested in it by Law and by these Bylaws.

Article 8

Legitimate shareholders validly represented at the General Shareholders' Meeting shall decide on issues that fall within the purview of the Meeting by majority vote.

All shareholders, including any who vote in the negative or who take no part in a meeting, shall be subject to the decisions made at the General Shareholders' Meeting, notwithstanding the right of any shareholder to challenge such decisions as envisioned under the Law and pursuant to its requirements.

Article 9

Meetings of Shareholders may be called by the Company's Board of Directors and may be regular or special in nature.

A regular Meeting of Shareholders, called for that end, shall be held during the first six months of each fiscal year for the purpose of auditing the company's management, approving the account statements for the previous year, when applicable, and deciding on how to allocate income in accordance with the approved balance sheet.

Any Shareholders' Meeting dealing with items other than those described in the above paragraph shall be considered a Special Shareholders' Meeting, and shall be held whenever the Board of Directors feels it is in the Company's interest to do so, or whenever any number of shareholders holding at least five per cent of the corporate stock so requests and states the matters to be addressed at the Meeting. In the latter case, the Meeting shall be scheduled to take place within the thirty days following the date on which the request was submitted to the Board of Directors, and the agenda shall include at least all the issues that were the subject of the request.


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Article 10

Calls for both regular and special Meetings of Shareholders shall be announced in the Official Gazette of the Mercantile Register and in at least one of the daily newspapers having the highest circulation within the Province where the Company has its corporate headquarters. The announcements shall be published at least fifteen days prior to the date set for the first session. All matters to be discussed at the meeting must be listed in the notice. The date on which any second session will be held may also be given, and there shall be no less than a 24-hour interval between each session.

Both regular and special Meetings of Shareholders shall deal with the issues indicated in the notice for the meeting.

A Regular Meeting of Shareholders may address issues of any type, even if not specifically falling within its defined purview under the Law.

Notwithstanding the above provisions, in the absence of any advance notice of a meeting, a General Meeting of Shareholders may be held and may deal with matters of any type if all the capital stock is represented and those in attendance unanimously agree to hold the meeting.

Article 11

A first session of a regular or special Meeting of Shareholders shall be considered valid when the shareholders in attendance and those represented by proxy hold at least 25 per cent of the subscribed capital stock with rights to vote. A second session of the Meeting shall be valid regardless of the per cent of capital represented.

Notwithstanding the provisions in the above paragraph, for a first session of a regular or special Meeting of Shareholders to validly agree to issue bonds, to increase or reduce the capital stock, to reorganize, merge, split or dissolve the Company for any of the reasons given under Article 260, Paragraph 1 of the revised Corporations Act, or in general, for it to amend the Corporate Bylaws in any way, shareholders representing at least 50 per cent of the voting shares subscribed must be in attendance or represented through proxy. For a second session to validly decide these items, representation by 25 per cent of the capital stock will be sufficient. When attending shareholders represent less than 50 per cent of the voting shares subscribed, the affirmative vote of two thirds of the capital in attendance or represented at the Meeting shall be required for any of the actions referred to in this paragraph to be validly adopted.

Article 12

Any shareholder who individually or as part of a group holds at least 25 shares shall be entitled to attend the Meetings of Shareholders.


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A shareholder shall be required to have its shares on record in the associated account ledger no later than five days prior to the date the meeting is scheduled before it may attend the meeting.

Without prejudice to shareholders that are legal entities attending through their authorized representatives, any shareholder entitled to attend may opt to be represented by another party, even if that party is not a shareholder. Such representation must be authorized in writing and specified for each Meeting. In all cases, the provisions set forth under Article 108 of the Corporations Act shall remain intact.

Board Members shall attend General Shareholders' Meetings. Executive Directors, Managers, Agents, Engineers and other parties may also attend when the Chairman of the Board feels their presence is needed because of their interest in the proper running of the company's business. The Chairman of the Board may authorize attendance by any other person deemed appropriate, however the Meeting may revoke any such authorization.

Article 13

The Chairman of the Board shall also serve as Chairman of the Shareholders' Meetings. He or she shall be assisted by a Secretary who shall be the Secretary of the Board of Directors.

Before commencing with the agenda, the Secretary shall draw up a list of those in attendance, indicating the nature of each or who they represent, and the number of shares they represent. At the end of the list, the determination of the number of shareholders attending or represented by proxy shall be given, along with the number of shares and percentage of capital stock held.

The list of attendees may be attached to the Minutes upon signature by the Secretary and approval from the Chairman. The list may also be drawn up as an file or saved to an electronic medium, in which case, the type of media used shall be indicated in the Minutes, and the proper identifying information shall be recorded on the previously sealed sleeve of the file or media, and signed by the Secretary with approval from the Chairman.

The Chairman shall lead the debate, granting the floor in strict order to all shareholders who have asked to speak in writing, followed by those who have submitted verbal requests.

Each item on the agenda shall be voted on separately. Decisions shall be adopted by majority vote representing all shares in attendance or represented by proxy, except in the cases referred to in the final sentence of the last paragraph of
Article 11 of these Bylaws, which shall require the affirmative vote of two thirds of the capital in attendance or represented at the Meeting.

Each share having the same par value shall be entitled to one vote. When there are shares having differing par values, voting rights shall in all cases be determined proportionally according to the par value of the shares.


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Article 14

Minutes shall be taken to record any debate and decisions made at both regular and special Shareholders' Meetings, and these shall be attached or transcribed in a special Record Book. The Chairman and Secretary of record, or whoever may be acting on their behalf at any given meeting, shall sign the Minutes. Shareholders may approve the Minutes at the close of the Meeting, or lacking that, the Chairman and two Participating Auditors, one appointed by the majority and the other by the minority, shall approve them no more than fifteen days following the date of the meeting.

The Board Members may require that a Notary attorney attend the meeting to draw up the official Minutes, either on their own volition if they so decide, or on a mandatory basis, if certifiably requested in writing at least five days before the date the first session of the meeting is to be held by shareholders representing at least one per cent of the capital stock. The Company shall be responsible for the fees paid to the selected Notary. The Notary Instrument shall stand as the Minutes of the Meeting.

Article 15

Notwithstanding any powers of agency or powers of attorney it may have conferred, the Board of Directors shall be responsible for the management, administration and representation of the Company in and out of court, as well as for all transactions that fall within the corporate purpose, and it shall do so acting with one voice.

Article 16

The number of members serving on the Board of Directors shall be no fewer than three and no more than 15.

The decision as to exactly how many Directors shall sit on the Board at any given time shall be made by the Meeting of Shareholders, and shall in all cases fall within the minimum and maximum stated in this article.

No person may be appointed to the Board whose interests conflict with those of the Company or who is subject to any form of incapacity, incompatibility or ban as set forth in the prevailing legislation.

Election of Board members shall be subject to the provisions of Article 123 et seq. of the revised text of the Corporations Act and its related regulations.

Board members need not be shareholders to be elected, unless they are provisionally appointed by the Board itself through co-option, in accordance with the provisions of Article 138 of the revised text of the above Act.


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Board members shall be appointed for a term of five years, however they may be reelected by the Shareholders for one or more terms of equal duration.

The Shareholders' Meeting may at any time agree to remove a Director.

Article 17

The Board shall meet whenever it is in the Company's interest for it to do so. It shall be required to meet within the first three months of each fiscal year to draw up the financial statements for the previous year and the management report, and whenever a General Meeting of Shareholders needs to be called, unless the latter is all-embracing.

Meetings shall be called by the Chairman or by whoever acts on his behalf, either on his own initiative or when required under the cases referred to in the previous paragraph, and in all cases, whenever at least one third of the acting Directors so requests.

The Chairman of the Board shall preside over Board meetings, and in his absence, one of the Vice Chairmen shall take his place, and if both are unavailable, the eldest Board member. Should the Secretary not be present, he or she shall be replaced by the Vice Secretary, or if unavailable, the youngest Member in attendance at the respective session who does not also serve as an officer.

A Board meeting shall require a quorum of half plus one of its members before it may be considered valid, each attending on their own or through proxy. Any Board Member may be expressly represented by another Board member at any given meeting, if so authorized in writing. Decisions must receive the affirmative vote of the absolute majority of Directors present to be adopted, except where a given power of the Board of Directors has been permanently vested in a Standing Committee or in a Delegated Member, and the Directors filling such positions have been appointed. In such cases, the affirmative vote of two thirds of the members of the Board shall be required.

Ballots in writing outside of a Board meeting shall be valid only when no objection to such a procedure has been made by any of the Members.

Board debates and agreements shall be recorded in a Journal of Minutes, and each set of Minutes shall be signed by the Chairman and Secretary, or by whoever has served in their roles at the meeting recorded in the Minutes. Agreements adopted and votes issued in writing shall also be recorded in the Journal of Minutes whenever written ballots are taken outside of a Board meeting.

Article 18

The Board of Directors shall have the broadest possible powers for managing, running and representing the Company in and out of court, and in all transactions that fall within the corporate purpose as defined in these Bylaws.


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Excepted from the above shall be any powers legally corresponding to the
Meetings of Shareholders.

The Board of Directors shall appoint a Chairman from among its members, and it shall also appoint the Secretary, who need not be a Board Member. It may additionally appoint one or more Vice Chairmen from among its Members, and it may also appoint a Vice Secretary, who similarly need not be a Board Member. The Vice Chairman and Vice Secretary shall stand in for the Chairman and Secretary, respectively, in the event the latter are absent or infirm.

Article 19

Subject to any prevailing regulations, the Board of Directors may delegate its powers and duties to a Standing Committee made up of three to nine Directors, and the Board itself shall decide on the makeup and the rules of procedure for the Committee.

The positions of Chairman, and if applicable, any Vice Chairmen, and the Secretary, and if applicable, the Vice Secretary of the Standing Committee shall be filled by the parties holding each of these positions on the Board.

The stipulations applicable to the Board of Directors under Article 17 of these Bylaws shall also apply to the Standing Committee, where relevant.

Article 20

The regular Meeting of Shareholders shall decide on the set monthly allowance each Board Member shall receive as Compensation, deciding on an amount for each year or for as many years as they determine.

The Shareholders may also allocate per diem allowances for attendance at Board meetings and decide on the amount of such allocations.

                 TITLE FOUR - FISCAL YEAR, FINANCIAL STATEMENTS
                           AND DISTRIBUTION OF PROFITS

Article 21

The fiscal year shall begin on January first and end on December thirty-first of each calendar year.


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Article 22

The Board of Directors shall draw up the annual financial statements no more than three months following the close of each fiscal year. These shall include the balance sheet, income statements, and the annual report, the management report and the proposal for distributing profits, and if applicable, the consolidated statements and management reports, in accordance with legally required valuation criteria and structures.

These documents must be signed by all members of the Board, and a valid reason must be expressly indicated for any individual signature that is lacking. Where applicable, the documents shall be subject to review by the account auditor or auditors formally appointed for the terms and with the duties the Law specifies for inspection of annual financial statements. At the same time it appoints the party or parties who will serve as auditors, the Shareholders' Meeting shall decide on the number of auditors and the length of time they will exercise their duties.

Article 23

After the yearly financial statements are approved by the Meeting of Shareholders, they shall be submitted for filing with the Mercantile Register where the corporate offices are located, along with the certificate of the Shareholders' approval. This shall be done in the manner, by the deadline and according to the provisions set forth in the Corporations Act and the Rules for the Mercantile Register.

Article 24

The Meeting of Shareholders shall vote on how profits for the Year are to be distributed pursuant to the approved Balance Sheet.

Once the procedures required by Law or by these Bylaws are met, dividends may be paid out from the Year's profits or from freely available reserves only if the Company's net worth is no less than the value of the corporate stock, and will not become so as a result of the distribution.

Dividends paid out to holders of common stock shall be in proportion to the capital that they have paid in.

               TITLE FIVE - DISSOLVING AND LIQUIDATING THE COMPANY

Article 25

The Company shall be dissolved in such cases as are set forth by Law and in accordance with the rules set forth for such cases.


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Article 26

The Meeting of Shareholders at which the decision is made to dissolve the Company shall also decide on the appointment of the Administrators, and where applicable, these positions may be filled by the previous members of the Board of Directors.

There shall be an uneven number of Administrators in all cases. When the Shareholders choose to appoint the former Board Members as Administrators, and when the Board had an even number of Members, the Shareholders shall at the same time decide which Member will not be appointed as Administrator.

Notwithstanding the provisions in the above paragraph, shareholders representing no less than one twentieth of the corporate stock, and where applicable, the syndicate of stock and bond holders, may apply to the Court of First Instance for the jurisdiction where the company has its corporate offices to appoint an Auditor having the powers and duties set forth by Law.

Article 27

The Company's liquidation shall be carried out in accordance with the rules set forth by Law, as well as any rules agreed upon by the same Meeting of Shareholders that voted to dissolve the Company, to the extent the latter are not in conflict.


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                                                                        ATTACHED
[stamp:] FRANCISCO ARRIOLA GARROTE - Notary of Madrid                  2R5501101

DIEGO L. LOZANO ROMERAL, SECRETARY TO THE BOARD OF DIRECTORS OF "TERRA NETWORKS, S.A." (formerly called "TELEFONICA INTERACTIVA, S.A.")

                                I HEREBY CERTIFY:

I. That the General Meeting of Shareholders of "TERRA NETWORKS, S.A." (formerly called "TELEFONICA INTERACTIVA, S.A.") held as a Universal Meeting of all Shareholders on October 1, 1999, at the company's corporate offices, attended by all the shareholders who represent the entire share capital of the company, took, inter alia, the following decisions by unanimous vote, all of which were included on the Agenda of the Meeting, also subject to unanimous approval

One. Capital increase taking the form of a cash contribution and waiving peremptory rights of first refusal, so as to bring INFOSEARCH HOLDINGS, S.A. in as a shareholder of the Company

To increase the Company's share capital by 9,856,000 euros, by issuing 4,928,000 common shares of a single series with the same rights as the shares issued beforehand, each with a par value of 2 euros, represented by entries in account. Said 4,928,000 new shares are issued with a share premium. The total share premium is 10,971,722 euros and the share premium per share is 2.2264046 euros.

This sole aim of this capital increase is to enable the company INFOSEARCH HOLDINGS, S.A. to become a shareholder of the Company, for which reason it has been decided to waive the peremptory right of first refusal held by the Sole Shareholder of the Company, TELEFONICA, S.A., and all these shares are hereby subscribed by INFOSEARCH HOLDINGS, S.A., whose representative was present at this General Meeting as stated on the list of those present. This capital increase is the outcome of the undertakings entered into by INFOSEARCH HOLDINGS, S.A., TELEFONICA, S.A. and the Company,
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                                                                        ATTACHED
[stamp:] FRANCISCO ARRIOLA GARROTE - Notary of Madrid                  2R5501100

stemming from the Company's acquisition of the company ORDENAMIENTO DE LINKS ESPECIALIZADOS, S.L. ("Ole").

In accordance with Section 159 of the Corporations Act (as set out in the Tax, Administrative and Social Measures Act, Law 50/1998, dated December 30), the appropriate report has been drawn up by the administrators and the compulsory report was issued by the Company's auditors, Arthur Andersen, on September 29, 1999.

As a result of this capital increase, the Company's capital is now set at 399,847,170 euros, represented by 199,923,585 shares, each with a par value of 2 euros. Consequently, Articles 5 and 6 of the Company's Bylaws shall now be worded as set out in Decision Three herebelow.

The par value of the new shares and the share premium agreed upon, resulting in a total of 20,827,722 euros, shall be paid in no later than October 8, 1999, as shall be attested by the appropriate bank certificate which shall be attached to the deed of capital increase.

Two. Capital increase taking the form of a cash contribution and waiving the peremptory right of first refusal, to bring BANCO ZARAGOZANO, S.A. and the CAJA DE AHORROS Y PENSIONES DE BARCELONA into the share capital of the Company, as entities acting as agents for the Company's options plan for the Company's senior managers

To increase the Company's share capital by 28,000,000 euros, by issuing 14,000,000 common shares of a single series with the same rights as the shares issued beforehand, each with a par value of 2 euros, represented by entries in account. Said 14,000,000 new
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                                                                        ATTACHED
[stamp:] FRANCISCO ARRIOLA GARROTE - Notary of Madrid                  2R5501099

shares are issued with a share premium of 0.16 euro per share, giving a total share premium of 2,240,000 euros.

This capital gain is subject to the condition that the capital gain set out in Decision One hereabove is subscribed and paid in.

This sole aim of this capital increase is to enable a share option plan to be set up for the senior managers of the Company ("Option Plan"), for which reason it has been decided to waive the peremptory right of first refusal held by the Sole Shareholder of the Company, TELEFONICA, S.A., and all these shares are hereby subscribed by BANCO ZARAGOZANO, S.A., which subscribes to 7,000,000 shares, and CAJA DE AHORROS Y PENSIONES DE BARCELONA, which subscribes to 7,000,000 shares, in their capacity as the agents of the Option Plan. Their representatives were present at this Shareholders' Meeting as stated on the list of those present. INFOSEARCH HOLDINGS, S.A., whose representative was present at this Shareholders' Meeting, as stated on the list of those present, states that it gives its consent to this capital increase and to the waiver of the peremptory right of first refusal.

In accordance with Section 159 of the Corporations Act (as set out in the Tax, Administrative and Social Measures Act, Law 50/1998, dated December 30), the appropriate report has been drawn up by the administrators and the compulsory report was issued by the Company's auditors, Arthur Andersen, on September 29, 1999.

As a result of this capital increase, the Company's capital is now set at 427,847,170 euros, represented by 213,923,585 shares, each with a par value of 2 euros. Consequently, Articles 5 and 6 of the Company's Bylaws shall now be worded as set out in Decision Three herebelow.
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                                                                        ATTACHED
[stamp:] FRANCISCO ARRIOLA GARROTE - Notary of Madrid                  2R5501098

The par value of the new shares and the share premium agreed upon, giving a total of 30,240,000 euros, shall be paid in no later than October 8, 1999, as shall be attested by the appropriate bank certificate which shall be attached to the deed of capital increase.

Three. Amendment of Articles 5 and 6 of the Company's Bylaws

It has been decided to amend Articles 5 and 6 of the Company's Bylaws, which, after the capital increases adopted in Decisions One and Two hereabove have been taken, shall be worded as follows:

      "Article 5:
      The share capital is four hundred and twenty-seven million eight hundred and forty-seven thousand one hundred and seventy euros (427,847,170), and it has been fully subscribed and paid in."

      "Article 6:
      The share capital has been divided into two hundred and thirteen million nine hundred and twenty-three thousand five hundred and eighty-five (213,923,585) shares, each having a par value of two (2) euros, in a single class and series, represented by entries in account.

      The Company shall recognize the shareholder as being the person legitimately recorded as such in the entries in the appropriate accounting records.

      All the shares entitle their lawful holder to be a shareholder and grant said holder the rights recognized by Law and in these Bylaws. This notwithstanding, the company may issue non-voting shares under the terms and subject to the limits and requirements laid down by the Law."

Four. Powers of attorney

To grant several powers of attorney to Mr. Juan Perez Saenz de Buruaga, to Mr. Jose Maria Mas Millet and to Mr. Diego L. Lozano Romeral, so that any one of them may formalize and execute the decisions set out hereabove, and may execute for said purpose whatever public or private documents may be necessary or advisable (including documents of clarification, rectification or errors and remedy of defects) so that they may more fully comply and so that they may be entered, to the extent required by Law, in the Mercantile Register.

                                                                        ATTACHED
[stamp:] FRANCISCO ARRIOLA GARROTE - Notary of Madrid                  2R5501097

II. That the minutes of the Shareholders' Meeting, drawn up in accordance with the terms of Article 97 of the Mercantile Register Regulations, were approved unanimously by all those who attended the Meeting, and said minutes have been signed by the shareholders after the AGENDA.

In witness whereof, for all necessary intents and purposes, I hereby issue this certificate, which has been approved by the Chairman of the Board, Mr. Juan Perea Saenz de Buruaga, in Madrid, on October fourth, nineteen hundred and ninety-nine.

[illegible signature]                                   [illegible signature]

APPROVED:                                               THE SECRETARY

THE CHAIRMAN